Exhibit 19.1

FIRST FOUNDATION INC.

INSIDER TRADING POLICY

Approved by the Board of Directors on March 26, 2024

I.	PURPOSE

This Insider Trading Policy (the “Policy”) provides policies and guidelines with respect to transactions in the securities of First Foundation Inc. (the “Company”). The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company or providing material nonpublic information to other persons who may trade on the basis of that information. All Insiders (as defined below) subject to this Policy are also subject to the Company’s Code of Business and Ethical Conduct, which outlines additional policies and guidelines relating to, among other things, insider trading and the handling of confidential information about the Company and the companies with which the Company does business. This Policy is intended to supplement, and not replace, the Company’s Code of Business and Ethical Conduct (with the more restrictive policy applying in any case where there is a conflict).

II.	SCOPE
A.	Persons Subject to this Policy

This Policy applies to each person holding an office, title, position or relationship listed on Exhibit A attached hereto (each, an “Insider”). This list may be changed from time to time by the Compliance Officer or the Compliance Committee (each as defined below) to add or remove persons as appropriate. This Policy will be delivered to all Insiders upon its adoption by the Company or the commencement of such Insider’s service or employment with the Company. Upon first receiving a copy of this Policy or any revised version hereof, each Insider must sign an acknowledgment that he or she has received a copy, understands this Policy and will comply with the requirements of this Policy. Insiders may be required to certify compliance with the Policy from time to time, at the direction of the Compliance Officer or the Compliance Committee.

B.	Transactions Subject to this Policy

This Policy applies to any and all transactions in the Company’s securities (“Company Securities”), including the Company’s common stock, options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

C.	Transactions by Family Members and Controlled Entities

Transactions by Family Members of an Insider should be treated for purposes of this Policy and applicable securities laws as if they were made by an Insider. Similarly, transactions by entities controlled or influenced by an Insider, including corporations, partnerships and trusts, should be treated for purposes of this Policy and applicable securities laws as if they were made by an Insider. Accordingly, all references to trading restrictions and prior approval procedures in this Policy also apply to Family Members and controlled entities of an Insider. An Insider is personally responsible for the actions of his or her Family Members and controlled entities. For purposes of this Policy, “Family Members” includes one’s spouse and all members of the family who reside in one’s home.

D.	Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or controlled entity whose transactions are subject to this Policy, as discussed above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

III.	COMPLIANCE OFFICER AND COMPLIANCE COMMITTEE

The Board of Directors has designated the Company’s General Counsel as the Company’s Insider Trading Compliance Officer for purposes of this Policy (the “Compliance Officer”). The Board of Directors also has designated its Audit Committee as the Company’s Insider Trading Compliance Committee (the “Compliance Committee”), to review and resolve any issues or questions, referred to it by the Compliance Officer or any director or officer, regarding the application of this Policy to any individuals or transactions or the interpretation of any provisions of this Policy. The decisions of the Compliance Committee with respect to this Policy and all such matters shall be subject to the review of the full Board of Directors; provided that, unless the Board of Directors determines otherwise, all decisions of the Compliance Committee relating to this Policy, including, but not limited to, the application of this Policy to any individuals or transactions shall be final, binding and non-appealable by any individuals affected by such decisions.

In addition to the trading approval duties described below, the duties of the Compliance Officer include, but are not limited to, the following: (i) administering, monitoring and enforcing compliance with this Policy; (ii) responding to all inquiries relating to this Policy; (iii) designating and announcing special trading “blackout” periods during which no Insiders may trade or engage in any transactions in Company Securities; (iv) providing copies of this Policy and other appropriate materials to all Insiders; (v) administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”), and assisting in the preparation and filing of all required reports with the Securities and Exchange Commission (the “SEC”) relating to insider trading in Company Securities; and (vi) seeking the approval of the Compliance Committee for any exceptions to the Policy proposed to be granted to any Insiders that are subject to this Policy and any material change proposed to be made to this Policy, except that changes to the Policy may be made by the Compliance Officer, without obtaining the prior approval of the Compliance Committee, if the Compliance Officer believes such change or changes are needed to reflect changes in federal or state insider trading laws and regulations or if such Policy change or changes are not material; provided, however, that if, in reliance on the foregoing exceptions, the Compliance Officer adopts or implements any changes to this Policy, the Compliance Officer shall notify the Audit Committee Chairman of such changes as soon as practicable after their adoption.

The Compliance Officer shall, with respect to all matters relating to this Policy, report directly to the Compliance Committee. With the Compliance Committee’s approval, the Compliance Officer may designate one or more individuals to perform the Compliance Officer’s duties in the event that the Compliance Officer becomes unable or unavailable to perform his or her duties with respect to this Policy.

IV.	DEFINITION OF MATERIAL NONPUBLIC INFORMATION

A.“Material” Information

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of the reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. Any information that could be expected to affect the price of Company Securities, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•	Information relating to the Company’s financial performance, especially quarterly and year- end earnings, or to any significant changes in financial performance or liquidity.
•	Information containing or consisting of projections or forecasts of the future financial performance of or trends in the Company’s business.
•	Business plans, and strategic growth or diversification plans or programs being considered or implemented by the Company.
•

The Company’s entry into or the existence of negotiations relating to any major corporate transaction, including a potential merger with or acquisition of any other company or business or any sale of Company assets.

•	The negotiation or entry by the Company into any new major contracts, strategic relationships or the obtaining of new sources of financing, or the loss thereof.
•	Information relating to a possible public offering or possible or ongoing private offerings of Company stock or debt or other securities by the Company.
•	Significant changes or developments in the Company’s business.
•	The commencement of any government investigations of or actions threatened or taken by any regulatory authorities against the Company.
•	Stock dividends or stock splits, or changes in Company dividend policies.
•	Significant changes in the senior management of the Company.
•	Significant labor disputes or negotiations.
•	The threat or commencement of any major litigation involving the Company or the resolution of any such litigation.
B.	“Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services or financial news services, or through documents filed or furnished with the SEC that are available on the SEC’s website. For purposes of this Policy, information will be considered public (i.e., no longer “nonpublic”) after the close of trading on the second (2nd) full trading day following the Company’s widespread public release of the information. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

C.	Consult the Compliance Officer for Guidance

Any Insiders who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading or effectuating any transactions in any Company Securities.

V.	STATEMENT OF COMPANY POLICY AND PROCEDURES
A.	Prohibited Activities

1.No Insider may trade or effectuate transactions in Company Securities while possessing material nonpublic information concerning the Company.

2.No Insider may trade or effectuate transactions in Company Securities outside of the applicable “trading windows” described below or during any special trading blackout periods designated by the Compliance Officer.

3.No Insider may trade or effectuate transactions in Company Securities unless and until the proposed trade(s) have been approved by the Compliance Committee or the Compliance Officer in accordance with the procedures set forth below. Insiders who wish to sell Company Securities in order to diversify their investment portfolio are encouraged to sell their securities pursuant to a predetermined written plan which (i) is adopted in accordance with and meets the requirements of Rule 10b-5(1) under the Exchange Act, (ii) is approved in advance by the Compliance Committee or the Compliance Officer, and (iii) generally cannot be modified during the term of the plan. To the extent possible, Insiders should retain all records and documents that support their reasons for making each trade.

4.The Compliance Officer may not trade in Company Securities unless the trade(s) have been approved by the Compliance Committee in accordance with the procedures set forth below.

5.No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person (including relatives, friends, or other affiliates of the Insider, analysts, individual investors and members of the investment community and news media). In any instance in which such information is disclosed to outsiders, the Company will use commercially reasonable efforts to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer and no Insider should attempt to respond to those inquiries.

6.No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all Insiders and from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.

7.No Insider may trade in any interest or position relating to the future price of Company Securities, such as a put, call or short sale.

8.No Insider may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) “tip” or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.

9.No Insider may (a) place or hold any Company Securities in a margin account or pledge or grant a security interest in any such securities as collateral for any loan or other extension of credit (whether for the benefit of the Insider or any other person or entity), provided, however, that with the prior approval of the Compliance Committee, an Insider may place or hold Company Securities in a margin account or pledge Company Securities for a specific loan or other extension of credit if (i) the Insider is able to demonstrate to the satisfaction of the Compliance Committee that he or she has the financial capacity to fund such margin account or repay such loan without the sale of or other resort to any of the Insider’s Company Securities that he/she proposes to hold in the margin account or use as collateral for the loan (the “Pledged Securities”), or (ii) the lender (and any pledgee who is not the lender) enter into a written agreement with the Company, satisfactory to the Compliance Committee and its legal counsel, pursuant to which the lender and any such pledgee agree (x) to refrain from foreclosing on or selling any of the Pledged Securities at any time that the lender or any such pledgee possesses any material nonpublic information about the Company, and (y) to effectuate any such foreclosure or sale only on three (3) business days’ prior written notice to the Compliance Officer and then only during a time period when the Insider would be permitted to sell any of his/her Company Securities in compliance with this Policy.

10.No Insider may, directly or indirectly, purchase any financial instrument (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), or enter into any other transaction, for the purpose of hedging or offsetting any decrease in the market value of any Company Securities.

B.	Trading Windows and Blackout Periods

Trading Windows

After obtaining trading approval from the Compliance Officer in accordance with the procedures set forth below, Insiders may trade in Company Securities only during periods beginning at the close of trading on the second (2nd) full trading day following the Company’s widespread public release of quarterly or year-end earnings and ending on the close of trading on the fifteenth (15th) day of the last month of the next fiscal quarter (“trading windows”).

Notwithstanding the above paragraph, no Insider possessing material nonpublic information concerning the Company may trade in Company Securities even during trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the second full trading day following the Company’s widespread public release of the information.

Blackout Periods

Any time which is not considered a trading window shall be considered a “Blackout Period”. The Board of Directors, the Compliance Committee or the Compliance Officer also may designate special Blackout Periods during which no Insider may trade or effectuate transactions in Company Securities. Without limiting the generality of the foregoing, a special Blackout Period may be established for any period during which the Company possesses any material inside information about the Company and continuing until the earlier of the close of trading on the second full trading day following the Company’s widespread release of such information or following a determination by the Compliance Officer or Compliance Committee that such information has ceased to be material (whether due to subsequent developments or events or the receipt of additional information that leads the Compliance Officer or Compliance Committee to conclude that the information has ceased to be material). For example, if the Company were to enter into confidential negotiations of an acquisition or joint venture transaction that could be material to the Company, a special Blackout Period would then commence and would continue until the earlier of (i) the close of trading on the second full trading day following the Company’s widespread release of information regarding the negotiations or the transaction or (ii) the date the parties to the proposed transaction terminate such negotiations with finality. No Insiders may disclose to any outside third party that a special Blackout Period has commenced or been designated.

Hardship Cases

The Compliance Committee may, on a case-by-case basis, authorize trading by an Insider in Company Securities outside of the applicable trading windows (but not during special blackout periods) due to the Insider’s financial hardship or other hardships, but only in accordance with the procedures set forth below.

C.	Procedures for Approving Trades

No Insider may trade or effectuate transactions in any Company Securities until:

•

the Insider proposing to effectuate such trade or other transaction has notified the Compliance Officer in writing of the number or amount of the Company Securities proposed to be traded and the nature of the proposed trade or other transaction;

•

the Insider proposing to effectuate such trade or other transaction has certified to the Compliance Officer in writing no earlier than two (2) business days prior to the proposed trade or other transaction that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade or other transaction does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act; and

•	the Compliance Committee or the Compliance Officer has approved the trade or other transaction.

Such notification and certification by an Insider shall be substantially in the form of Annex A attached hereto. Alternatively, the notification and certification can be made via electronic mail message to the Compliance Officer.

Hardship Trades

The Compliance Committee may, on a case-by-case basis, authorize the effectuation by an Insider of a transaction in Company Securities outside of the applicable trading windows due to financial hardship or other hardships only after:

•

the Insider proposing to effectuate such trade or other transaction has notified the Compliance Committee in writing of the hardship and the number or amount of the Company Securities proposed to be traded and the nature of the proposed trade or other transaction;

•

the Insider proposing to effectuate such trade or other transaction has certified to the Compliance Committee in writing no earlier than two (2) business days prior to the proposed trade or other transaction that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade or other transaction does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act; and

•	the Compliance Committee has approved the proposed trade.

Such notification and certification by an Insider shall be substantially in the form of Annex A attached hereto or in such alternative format provided for elsewhere in this Policy. Notwithstanding the foregoing, no hardship trades shall be permitted during any special Blackout Period.

No Obligation to Approve Trades

The existence of the foregoing approval procedures does not in any way obligate the Compliance Committee or Compliance Officer to approve any trades or other transactions requested by Insiders or hardship applicants. The Compliance Committee or Compliance Officer may reject any such trades or other transactions at their sole discretion.

D.	Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises

This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards

This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which an Insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan

This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from an Insider’s periodic contribution of money to the plan pursuant to his or her payroll deduction election. This Policy does apply, however, to certain elections an Insider may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of his or her periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against his or her 401(k) plan account if the loan will result in a liquidation of some or all of his or her Company stock fund balance; and (d) an election to pre‑pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Other Similar Transactions

Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

E.	Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations (e.g., short-swing trading, prohibitions on short sales of Company securities and restrictions on the sale of securities subject to Rule 144 under the Securities Act). Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer before effectuating any purchase or sale or other transaction in any Company Securities.

VI.	CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company- imposed sanctions, including dismissal for cause, whether or not the Insider’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

VII.	INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer or the Company’s outside legal counsel.

RECEIPT AND ACKNOWLEDGMENT

I,                                    , hereby acknowledge that I have received and read a copy of the First Foundation Inc. Insider Trading Policy and agree to comply with its terms. I understand that violation of any insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the Insider Trading Policy may subject me to discipline by the Company up to and including termination for cause.

Dated this                   day of                       , 20   .

Signature

Print Name

EXHIBIT A

Persons holding any of the following offices, titles, or positions with First Foundation Inc. or any of its subsidiaries:

•	Director
•	Chief Executive Officer
•	President
•	Chief Administrative Officer
•	Chief Financial Officer
•	Deputy Chief Financial Officer
•	Chief Banking Officer
•	Chief Risk Officer
•	Chief Operating Officer
•	Chief Credit Officer
•	Chief Human Resources Officer
•	SVP Retail Banking Officer
•	Chief Lending Officer
•	Chief Investment Officer
•	Treasurer
•	SVP, Finance and Strategic Planning
•	General Counsel
•	Chief Technology Officer
•	Director of Marketing & Strategy
•	SVP Corporate Development
•	Controller
•	Director of Trust Services

ANNEX A

APPLICATION AND CERTIFICATION FORM FOR TRADING BY INSIDERS

Name
Title
Proposed Trade/Transaction Date
Type of Security to be Traded
Type of Trade or other Transaction
Number of Shares to be Traded, Sold or Purchased
Identify Any Transactions in Company Securities Completed During the Previous Six Months.

I,                                                                                 , hereby certify that (i) I am not in possession of any “material nonpublic information” concerning the Company (as defined in the Company’s Insider Trading Policy”) and (ii) to the best of my knowledge, the proposed trade(s) or other transactions listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933. I understand that if I trade while possessing any material inside information relating to the Company or “tip” or disclose such information to another person in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company up to and including termination for cause.

Signature	Date